Amendment to ATK Restricted Stock Award Agreement
(Employees Remaining with Orbital ATK or Former ATK Employees)
This Amendment applies to any shares of restricted stock (“Restricted Shares”) of Alliant Techsystems Inc. (“ATK”) that have been awarded to you and that are not vested at the time of the distribution of all the outstanding shares of Vista Outdoor Inc. (“Vista”) to the stockholders of ATK (the “Spin-off”) pursuant to the Transaction Agreement, dated April 28, 2014, among Vista, ATK, Vista Merger Sub Inc. and Orbital Sciences Corporation, as it may be amended from time to time (the “Transaction Agreement”). In accordance with the terms of the Transaction Agreement, each applicable Restricted Stock Award Agreement that you have is amended as follows:
1. Vista Restricted Shares. At the time of the Spin-off, you will receive two shares of Vista common stock (“Vista Restricted Shares”) for each ATK Restricted Share. Each Vista Restricted Share you receive that relates to an ATK Restricted Share that was granted to you more than one year prior to the Spin-off shall vest immediately following the Spin-off. Each Vista Restricted Share you receive that relates to an ATK Restricted Share that was granted to you less than one year prior to the Spin-off shall vest on the first anniversary of the date of grant of that ATK Restricted Share, subject to your continued employment with ATK and the other terms and conditions as in effect prior to the Spin-off for those ATK Restricted Shares.
2. ATK Shares. Your ATK Restricted Shares shall continue to vest according to their terms.
3. For purposes of your Restricted Stock Award Agreements and this Amendment, following the Spin-off, (a) references to ATK shall mean Orbital ATK, Inc. and (b) any references to a Change in Control shall only mean a Change in Control as defined in the Restricted Stock Award Agreements, but the Change in Control vesting provisions shall apply to both your ATK Restricted Shares and your Vista Restricted Shares.
4. Except as modified by this Amendment, the other terms and conditions of the applicable Restricted Stock Award Agreements remain in effect.